Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 3 to the Registration Statement (Form S-4 No. 333-213803) and related Prospectus of Berry Plastics Group, Inc. for the registration of 6,907,578 shares of its common stock and to the incorporation by reference therein of our reports dated November 30, 2016, with respect to the consolidated financial statements of Berry Plastics Group, Inc. and the effectiveness of internal control over financial reporting of Berry Plastics Group, Inc. included in its Annual Report (Form 10-K) for the year ended October 1, 2016, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana
December 14, 2016